Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2014 Performance Update

Equinox Frontier Funds Supplement Dated January 31, 2014 to Prospectus Dated April 30, 2013.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the Equinox Frontier Funds is detailed below:*

	January 31, 2014	January 31, 2014
Equinox Frontier Funds Class 3	MTD	YTD	NAV / Unit
Equinox Frontier Long/Short Commodity Fund-3a	-5.51%	-5.51%	$94.94
Equinox Frontier Masters Fund-3	-4.92%	-4.92%	$87.38

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of January 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(17,907.64)
Unrealized trading gain (loss)	1,195.30
Less: Commissions	(558.69)
Less: Trading Fee paid to Managing Owner	(702.17)
Interest income	404.67

Total Income	(17,568.53)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	1,038.37

Total Expenses	1,038.37

Net Income (Loss)	$(18,606.90)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	2,562.61278	$257,472.36	$100.47
Current month additions	1,997.26596	194,030.90
Current month redemptions	(227.44701)	(21,592.84)
Net income (loss) for current month		(18,606.90)	(5.53)

Net asset value, end of current month	4,332.43173	$411,303.52	$94.94

	Monthly rate of return		-5.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(3,334.94)
Unrealized trading gain (loss)	(12,267.96)
Less: Commissions	(376.72)
Less: Trading Fee paid to Managing Owner	(657.02)
Interest income	370.37

Total Income	(16,266.27)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	1,046.97

Total Expenses	1,046.97

Net Income (Loss)	$(17,313.24)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	2,710.65615	$249,126.69	$91.91
Current month additions	1,860.58945	167,635.84
Current month redemptions	0.00000	0.00
Net income (loss) for current month		(17,313.24)	(4.53)

Net asset value, end of current month	4,571.24560	$399,449.28	$87.38

	Monthly rate of return		-4.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,087,580.79)
Unrealized trading gain (loss)	(155,330.35)
Less: Commissions	(36,506.38)
Less: Trading Fee paid to Managing Owner	(31,365.20)
Interest income	27,889.17

Total Income	(1,282,893.55)
EXPENSES
Trading fees	0.00
Broker service fees	14,709.26
Incentive fees	0.00
Management fees	100,788.68

Total Expenses	115,497.94

Net Income (Loss)	$(1,398,391.49)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	231,575.28189	$25,105,097.48	$108.41
Current month additions	2,047.42391	198,575.90
Current month redemptions	(11,344.32067)	(1,151,538.66)
Net income (loss) for current month		(1,398,391.50)	(6.04)

Net asset value, end of current month	222,278.38513	$22,753,743.23	$102.37

	Monthly rate of return		-5.58%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(197,310.39)
Unrealized trading gain (loss)	(1,276,640.99)
Less: Commissions	(40,447.98)
Less: Trading Fee paid to Managing Owner	(64,853.74)
Interest income	36,773.21

Total Income	(1,542,479.89)
EXPENSES
Trading fees	0.00
Broker service fees	39,274.69
Incentive fees	0.00
Management fees	103,320.50

Total Expenses	142,595.19

Net Income (Loss)	$(1,685,075.08)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	359,052.78739	$33,770,782.66	$94.06
Current month additions	2,147.26309	193,295.77
Current month redemptions	(14,089.21107)	(1,259,842.13)
Net income (loss) for current month		(1,685,075.09)	(4.70)

Net asset value, end of current month	347,110.83941	$31,019,161.21	$89.36

	Monthly rate of return		-4.99%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND